UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2018

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-84976

(Commission File Number)

98-0358040

(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

Lamperd Less Lethal Issues Letter to Shareholders on Company Progress and Plans for 2018

SARNIA, Ontario, January 3, 2018 (GLOBE NEWSWIRE) -- Lamperd Less Lethal, Inc. (OTC PINK: LLLI), an innovation leader and manufacturer of advanced security solutions for law enforcement, military and other users worldwide, today issues the following letter from company CEO Barry Lamperd.

Dear LLLI Shareholders:

Lamperd Less Lethal made great progress over the past year as the need for more advanced security products and solutions has continued to grow in response to rising global tensions. Our design and manufacturing teams have developed and perfected some of the most useful and safest new less lethal products which are unmatched by any other company in the security products marketplace today. The newest products include an Aerial Burst Pepper Spray Grenade which will control everyone within 200 square feet for up to 20 minutes. To our knowledge, there is not another product like this anywhere in the world. We have also worked hard to significantly expand our marketing capabilities in order to be able to sell and ship to buyers in any NATO country. Further, Lamperd is proud to state that in the entire history of our company, zero fatalities have resulted from the use of our products.

At this time, I am pleased to report that Lamperd Less Lethal has new sales representation in the major marketplace of the United States. This representation includes our U.S. based distributors Advantage Ammo & Powders ( http://advantageammo.com ) and its partner company, American Reserve Munitions or ARM ( http://americanreservemunitions.com ) which will both be exhibiting the latest Lamperd products at The SHOT Show, the largest exhibition of shooting products in the world, held January 23-26th at the Sands Expo Center in Las Vegas, NV, USA. We are currently preparing for the first orders from this U.S. sales channel as a result of our U.S. distributors’ efforts beginning in January.

In Canada, Lamperd has a new opportunity with a very large sales company which requested detailed product information and quotations that we have provided to them through one of our Canadian distributors. In June, 2017 we were contacted by this sales company and told that if Lamperd would get its 12 Gauge WASP , SOC and distraction rounds approved for retail sale to the general public, for bear and other animal controls, they would order and sell these products on a large scale. The necessary approval has now been obtained from the Canadian Government. As a result, we are anticipating initial retail orders from this company in the first quarter of 2018 which should be of significant quantity and value.

Additionally, I would like to announce that Lamperd Less Lethal has been invited to submit an official response to a pre-qualification process towards becoming an authorized supplier of law enforcement products to the United Kingdom. We have been working on this approval process for an extended time which included the completion and submission of very detailed studies on the effects of our products in real use applications. Lamperd Less Lethal is one of only a few companies in the world which has been able to compile and submit this required documentation for the pre-qualification process of the U.K.

Also on the intercontinental front, Lamperd has a dedicated sales agent who has been meeting with high level government officials in the Republic of Turkey for the past several months. Our agent has been making considerable progress towards a high value contract agreement for sub-licensing and joint R&D/manufacturing of the Lamperd product line in Turkey. The products would be designated for use by Turkish government forces as well as for export to buyers in Central and Far East Asia, Europe, South Korea, the Middle East and Africa. A large exhibition of less lethal technologies is being organized for this marketplace so Lamperds’ current involvement is very timely and appropriate. Also, there is a marketing advantage for Lamperd in the new Canada-Turkey Free Trade Agreement of 2018.

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As we enter the new year, our dedicated team at Lamperd Less Lethal is extremely optimistic that 2018 will reflect the fruits of all the groundwork we have laid to build a successful company which will help bring greater safety and security to the world as well as prosperity to our investors.

I WOULD LIKE TO WISH EVERYONE A HAPPY AND PROSPEROUS NEW YEAR!

Sincerely,

Barry Lamperd, CHM/CEO

Lamperd Less Lethal, Inc.

About the Company

Lamperd Less Lethal, Inc. (LLLI) is a developer, manufacturer and international sales company for advanced less lethal weapons, ammunition and other security products marketed to police, correctional, military and private security forces. The company sells over 300 different products including small & large caliber projectile guns, flash grenades, pepper spray grenades, 37mm & 40mm launching systems and interlocking riot shields. Lamperd also offers advisory services and hands-on training classes run by highly accredited instructors.

This press release contains forward-looking statements relating to Lamperd Less Lethal, Inc. Lamperd Less Lethal, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

Safe Harbor for Forward-Looking Statements:

This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Contact: Lamperd Less Lethal, Inc.

Barry Lamperd, President & CEO

(519) 344-4445

www.lamperdlesslethal.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

Date: January 4, 2018	By:	/s/ Barry Lamperd
Barry Lamperd
President

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